Exhibit 4.12

TRUST AGREEMENT

THIS TRUST AGREEMENT, dated as of August 15, 2005, between Goal Capital Funding, LLC, a Delaware limited liability company (the “Company”), and Wilmington Trust Company, a Delaware banking corporation, not in its individual capacity but solely as Owner Trustee (the “Owner Trustee”). The Company and the Owner Trustee hereby agree as follows:

1. The trust created hereby shall be known as Goal Capital Funding Trust (the “Trust”), in which name the Owner Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

2. The Company hereby assigns, transfers, conveys and sets over to the Owner Trustee the sum of $1. The Owner Trustee hereby acknowledges receipt of such amount in trust from the Company, which amount shall constitute the initial trust estate. The Owner Trustee hereby declares that it will hold the trust estate in trust for the Company. It is the intention of the parties hereto that the Trust created hereby constitutes a statutory trust under Chapter 38 of Title 12 of the Delaware Code, 12 Del. C. § 3801 et seq. and that this document constitutes the governing instrument of the Trust. The Owner Trustee is hereby authorized and directed to execute and file a certificate of trust with the Delaware Secretary of State in the form attached hereto as Exhibit A.

3. The Company and the Owner Trustee will enter into an Amended and Restated Trust Agreement, satisfactory to each such party, to provide for the contemplated operation of the Trust created hereby. Prior to the execution and delivery of such Amended and Restated Trust Agreement, the Owner Trustee shall not have any duty or obligation hereunder or with respect to the trust estate, except as otherwise required by applicable law or as may be necessary to obtain prior to such execution and delivery any licenses, consents or approvals required by applicable law or otherwise with respect to the Trust.

4. This Trust Agreement may be executed in one or more counterparts.

5. The Owner Trustee may resign upon thirty days prior notice to the Company.

[signature page follows]

Exhibit 4.12

IN WITNESS WHEREOF, the parties hereto have caused this Trust Agreement to be duly executed by their respective officers hereunto duly authorized, as of the day and year first above written.

GOAL CAPITAL FUNDING, LLC, as Company

By:	/s/ Seamus Garland
Name:	Seamus Garland
Title:	Secretary

WILMINGTON TRUST COMPANY, as Owner Trustee

By:	/s/ Christopher J. Monigle
Name:	Christoper J. Monigle
Title:	Assistant Vice President

Exhibit 4.12

EXHIBIT A

CERTIFICATE OF TRUST

OF

GOAL CAPITAL FUNDING TRUST

THIS Certificate of Trust of Goal Capital Funding Trust (the “Trust”) is being duly executed and filed by Wilmington Trust Company, as trustee, to form a statutory trust under the Delaware Statutory Trust Act (12 Del.C. § 3801 et seq.)(the “Act”).

1. Name: The name of the statutory trust formed hereby is Goal Capital Funding Trust.

2. Delaware Trustee: The name and business address of the trustee of the Trust in the State of Delaware is Wilmington Trust Company, Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3. Effective Date: This Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Trust in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, not in its individual capacity but solely as owner trustee

By:
Name:
Title: